      As Filed with the Securities and Exchange Commission on June 28, 2001


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                   For the fiscal year ended December 31, 2000


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the transition period from          to

                          Commission file number 1-6659




                             CONSUMERS WATER COMPANY
                                EMPLOYEES' 401(k)
                             SAVINGS PLAN AND TRUST


                        PHILADELPHIA SUBURBAN CORPORATION
                             762 W. LANCASTER AVENUE
                               BRYN MAWR, PA 19010

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


The following audited financial statements are enclosed with this report:

Financial Statements and Supplemental Schedules as of December 31, 2000 and 1999

                              Exhibit                                     Page

23.1     Consent of PricewaterhouseCoopers LLP                             4
23.2     Consent of KPMG LLP                                               5
99.1     Financial Statements and Supplemental Schedules
         as of December 31, 2000 and 1999                                  6


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                                    SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, Consumers Water Company has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                             Consumers Water Company
                    Employees' 401(K) Savings Plan and Trust


  Plan Sponsor:                                                     Date



      /s/  Roy H. Stahl                                          06/27/01
   --------------------------------                             -----------
           Roy H. Stahl
           Vice President
           Consumers Water Company